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                                                                     EXHIBIT 2.6



                            AGREEMENT NOT TO COMPETE

         THIS AGREEMENT NOT TO COMPETE (this "AGREEMENT") is entered into as of April 1, 2004 by and among Commonwealth Energy Corporation, a California Corporation ("COMMONWEALTH"), Commerce Energy Group, Inc., a Delaware corporation and wholly owned subsidiary of Commonwealth ("COMMERCE"), and Mr. Peter Weigand, an individual ("EXECUTIVE"), and is made with reference to that certain Agreement and Plan of Merger dated as of March 29, 2004 ("MERGER AGREEMENT") by and among Commonwealth, Skipping Stone Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Commonwealth ("MERGER SUB"), Skipping Stone Inc., a Delaware corporation ("SKIPPING STONE") and the holders of Skipping Stone's common stock, par value $0.0001 per share ("SKIPPING STONE COMMON STOCK").

         Unless otherwise defined in this Agreement, capitalized terms used herein have the meaning given such terms in the Merger Agreement.

                                   Background
                                   ----------

A. Executive is President of Commonwealth and the record holder and beneficial owner of 992,479 shares of Skipping Stone Common Stock representing 67.6% of the outstanding Skipping Stone Common Stock.

B. In addition to being President of Commonwealth, Executive also is President of Commerce.

C. At the Effective Time, Merger Sub will merge with and into Skipping Stone and the Surviving Corporation will be a wholly owned subsidiary of Commonwealth.

D. At the Effective Time, each share of Skipping Stone Common Stock owned by Executive will automatically convert into such number of shares of Commonwealth's common stock as Executive is entitled to receive pursuant to the Merger Agreement.

E. The parties hereto agree that it would be detrimental to Commonwealth, Commerce and their respective Affiliates if Executive, directly or indirectly, were to engage in the business conducted by Commonwealth, Commerce or any of their respective Affiliates following termination of Executive's employment by Commonwealth, Commerce or any of their respective Affiliates.

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                              Terms and Conditions
                              --------------------

         1. Non-Competition.

         (a) Other than in his capacity as an employee of Commonwealth, Commerce or any of their respective Affiliates, from the date hereof until twelve (12) months after Executive is no longer employed by Commonwealth, Commerce or any of their respective Affiliates (the "NON-COMPETE TERM"), Executive will not within the Territory, either directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, engage or participate in any business or enterprise which has a physical presence in the Territory (by means of an office, personnel or otherwise) and which is in the business of retail commodity marketing or marketing energy efficient products or back office services ("PROHIBITED ACTIVITIES").

         (b) A "COVERED ENTITY" means every Affiliate of Executive and every business, association, trust, entity, corporation, partnership or proprietorship in which Executive or any Affiliate of Executive has an ownership interest or profit sharing percentage of five percent (5%) or more, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income or compensation, or in which Executive or any Affiliate of Executive has an interest as a lender. The agreements of Executive contained herein also apply to each entity which is a Covered Entity at the time it is in violation of this Agreement.

         (c) Executive and any Covered Entity will be deemed to be engaging or participating in competition prohibited by this Agreement if Executive or a Covered Entity contracts with, consults with, advises or assists (financially or otherwise) any other party to engage in activities which may not, consistent with this Agreement, be undertaken directly by Executive or a Covered Entity, whether or not such contract, consultation, advice or assistance is for explicitly stated compensation.

         (d) "AFFILIATE" means, with respect to any party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such party. "CONTROL" means (i) in the case of corporate entities, direct or indirect ownership of at least twenty-five percent (25%) of the stock or participating shares entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least twenty-five percent (25%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

         (e) "TERRITORY" means the United States of America.

         2. Non-Solicitation of Employees. During the Non-Compete Term, Executive will not, either directly or indirectly, and will not permit any Covered Entity


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to, either directly or indirectly, hire, solicit, take away, or attempt to hire, solicit or take away (either on behalf of Executive or on behalf of any other person or entity) any person (a) who is then an employee of Commonwealth, Commerce or any of their respective Affiliates, or (b) who has terminated his or her employment by Commonwealth, Commerce or by any of their respective
Affiliates without the consent of such employer, within one hundred eighty (180) days of such termination.

         3. Non-Solicitation of Customers and Suppliers. During the Non-Compete Term, Executive will not, directly or indirectly, and will not permit any Covered Entity to, either directly or indirectly, with respect to each and every individual, corporation, partnership, company or other association that during Executive's term of employment by Commonwealth, Commerce or any of their respective Affiliates (a) has obtained or contracted to obtain goods or services from Commonwealth, Commerce or their respective Affiliates (a "CUSTOMER") and with which Executive had contact during his term of employment by Commonwealth, Commerce or any of their respective Affiliates, or (b) became known to Executive as a Customer or potential Customer of Commonwealth, Commerce or any of their respective Affiliates in any manner and whose name and/or address would constitute proprietary or confidential information or (c) has a contractual relationship with Commonwealth, Commerce or any of their respective Affiliates to provide intellectual property, technology, goods or services to be utilized in the business of Commonwealth, Commerce or any of their respective Affiliates (a "SUPPLIER"), solicit, call upon, divert or take away such Customer or potential Customer or Supplier as a client, customer or supplier on his behalf or on behalf of any other individual, corporation, company, partnership or other association conducting a business substantially similar to the Prohibited Activities or cause or attempt to cause such Customer or potential Customer or Supplier to redirect, terminate, limit, modify or fail to enter into any actual or potential relationship with Commonwealth, Commerce or any of their respective Affiliates involving the business of Commonwealth, Commerce or any of their respective Affiliates, notwithstanding that any such Customer, potential Customer or Supplier may have been induced to give his or its patronage to Commonwealth, Commerce or any of their respective Affiliates by the solicitation by Executive or by someone on Executive's behalf.

         4. Enforcement. Executive acknowledges that a breach of this Agreement by Executive or any Covered Entity will cause serious and potentially irreparable harm to Commonwealth, Commerce and each of their respective Affiliates. Executive therefore acknowledges that a breach of this Agreement by him or any Covered Entity cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect Commonwealth, Commerce and each of their respective Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges on behalf of himself and each Covered Entity that Commonwealth, Commerce and each of their respective Affiliates are entitled, in addition to any other remedies they may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to


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prevent or curtail any breach of this Agreement. Executive acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive or any Covered Entity.

         5. Survival. All recitals, covenants, commitments and agreements of any of the parties made in this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated in the Merger Agreement.

         6. Binding Effect; Successors and Assigns. This Agreement may be assigned by Commonwealth or Commerce if such assignment is accompanied by the sale of the stock of such assigning party or of the Surviving Corporation, or of substantially all of the assets of the assigning party or of the Surviving Corporation. The terms and provisions set forth in this Agreement inure to the benefit of and are enforceable by Commonwealth, Commerce and their respective successors, assigns, and successors-in-interest, including without limitation any corporation with which Commonwealth or Commerce, as the case may be, may be merged or by which either may be acquired, or which may be the acquiring corporation in an asset sale transaction or other form of corporate reorganization with respect to Commonwealth or Commerce, provided, however, any provision of the foregoing to the contrary notwithstanding, that the terms of this Agreement shall be of no further force or effect upon the occurrence of a Change in Control as defined in Executive's employment agreement, dated as of March [29], 2004 with Commonwealth and Commerce. This Agreement may not be assigned by Executive.

         7. Severability. In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

         8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof.

         9. Venue. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, Orange County, and/or the United States District Court for the Southern District of California for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of


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process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, Orange County and/or the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

         10. Notices. All notices, claims, requests, demands, and other communications hereunder ("notices") shall be in writing and shall be deemed to have been given if personally delivered or if sent by telecopy or facsimile or mailed by overnight, commercial air courier service or by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

         if to Commonwealth or Commerce:

                  Mr. Ian B. Carter
                  Chairman of the Board and Chief Executive Officer Commonwealth Energy Corporation and Commerce Energy Group 15901 Red Hill Avenue, Suite 100
                  Tustin, California 92780
                  Phone: (714) 259-2503
                  Fax: (714) 259-2598

         with a copy to (which copy shall not constitute notice):

                  Paul, Hastings, Janofsky & Walker LLP
                  Attn:  John F. Della Grotta, Esq.
                  695 Town Center Drive
                  Seventeenth Floor
                  Costa Mesa, California 92626
                  Phone: (714) 668-6210
                  Fax: (714) 668-6310

         if to Executive:

                  Mr. Peter Weigand
                  President
                  Commonwealth Energy Corporation and Commerce Energy Group 15901 Red Hill Avenue, Suite 100
                  Tustin, California 92780
                  Phone: (714) 259-2503
                  Fax: (714) 259-2598


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         with a copy to (which shall not constitute notice):

                  Stroock & Stroock & Lavan LLP
                  Attn: Michael S. Shenberg, Esq.
                  180 Maiden Lane
                  New York, New York 10038-4892
                  Phone: (212) 806-5831
                  Fax: (212) 806-6006

Any party may change its address for the purpose of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the fifth day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

         11. Miscellaneous Terms.

         (a) The headings contained in this Agreement are for reference purposes only, are not necessarily descriptive of the paragraphs to which they relate and shall not affect the meaning or interpretation of this Agreement.

         (b) No change, modification, addition or amendment to this Agreement will be valid unless in writing and signed by the party against which enforcement of such change, modification, addition or amendment is sought.

         (c) The parties agree to cooperate in good faith to accomplish the objectives of this Agreement and, to that end, agree to execute and/or deliver from time to time such other and further instructions and documents and to take such other actions as may be reasonably necessary or convenient to fulfillment of these purposes.

         (d) No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or may be construed as, a further or continuing waiver of any such term, provision or condition.

         (e) In the event of any dispute concerning the interpretation of this Agreement or its enforcement, or any proceeding arising out of or in connection with an alleged or actual breach of this Agreement, the prevailing party will be entitled to recover, in addition to any other relief obtained or awarded, any reasonable attorneys' fees and expenses incurred in relation to such dispute, enforcement or proceeding.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.


COMMONWEALTH ENERGY CORPORATION



By: /s/  IAN B. CARTER
    --------------------------------------------------
         Name:    Ian B. Carter
         Title:   Chairman and Chief Executive Officer



COMMERCE ENERGY GROUP, INC.



By: /s/  IAN B. CARTER
    --------------------------------------------------
         Name:    Ian B. Carter
         Title:   Chief Executive Officer, President
                  and Treasurer



EXECUTIVE



By: /s/  PETER WEIGAND
    --------------------------------------------------
         Mr. Peter Weigand


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